Exhibit 10.42

December 31, 2019

Dear Raj,

This letter agreement confirms the terms of your continuing employment relationship with NuVasive, Inc. (the “Company”).  The Compensation Committee of the Company’s Board of Directors (the “Board”) has approved the following amendments to your employment letter dated August 11, 2017 (the “Employment Letter”), to reflect your transition from your current role as the Company’s Chief Financial Officer as of December 31, 2019, your continued employment with the Company in the capacity of a Special Advisor through May 1, 2020, and your continued service as a consultant for the period May 2, 2020 through September 2, 2020.

1.  Title and Position.  Effective as of December 31, 2019, you will no longer serve as the Company’s Chief Financial Officer.  During the period January 1, 2020 through May 1, 2020 (the “Employment Period”), you will remain an “at-will” employee of the Company with the title of Special Advisor, reporting to me.  Effective May 1, 2020 (the “Termination Date”), your employment with the Company will cease, after which you will be engaged to provide non-exclusive consulting services to the Company for the period May 2, 2020 to September 2, 2020 (the “Consulting Period”).  Your consulting services will be governed by the terms and conditions of that certain general consulting and services agreement (the “Consulting Agreement”), entered into as of even date herewith.

2.  At-Will Employment.  During the Employment Period, your employment will remain “at-will” and subject to termination by the Company at any time for any reason, with or without cause or advance notice.  If during the Employment Period, your employment is terminated by the Company for “cause”, all rights and benefits hereunder shall cease effective as of such date of termination.  For purposes hereof, “cause” shall mean the following: (a) your repeated failure to satisfactorily perform your job duties; (b) refusal or failure to follow the lawful directions of the Company’s Chief Executive Officer or the Board, as applicable; (c) conviction of a crime involving moral turpitude; or (d) engaging in acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to your obligations or otherwise relating to the business of the Company, its affiliates or customers.  You shall be provided a period of at least twenty (20) days following receipt of written notice outlining with specificity all facts or omissions that the Company alleges give rise to a termination for “Cause” pursuant to subsection (a) or (b) of this Section 2 during which period you may effect a cure of any curable actions or omissions forming the basis for the termination for Cause.

3.Compensation and Benefits.  During the Employment Period, unless your employment is earlier terminated as set forth in Section 2 hereof, you will continue to be paid salary at your current rate ($482,125 base salary annually) in accordance with the Company’s standard payroll practices and you will remain eligible for all Company health, welfare and other benefits as in effect on the date hereof.  Notwithstanding the foregoing, you will not be eligible for the Company’s 2020 annual long-term incentive (“LTI”) award program.

4.  2019 Annual Bonus.  You will continue to be eligible to receive an annual bonus under the 2019 annual corporate bonus plan for your service as Executive Vice President, Chief Financial Officer during 2019 at your target bonus opportunity of 90% of base salary for 2019.  Your 2019 bonus payout shall remain subject to the terms of the bonus plan and approval by the Compensation Committee of the Company’s Board of Directors in accordance with the Company’s policies and practices with respect thereto.  Your 2019 bonus payout will be payable to you at such time that annual bonuses are paid to other senior executives for the 2019 performance year.

5. Long-term Incentive Awards.  It is intended that your termination of service as an employee on the Termination Date and your continuation of service as a consultant will not adversely impact any outstanding LTI awards previously granted to you pursuant to the Company’s LTI and incentive compensation plans.  Your service as a consultant pursuant to the Consulting Agreement shall be recognized and credited as continued service without interruption for all purposes under your LTI award agreements. Any LTI awards that are unvested as of the end of the Consulting Period shall terminate unvested and be forfeited.

6.  Severance Rights and Benefits.  Effective upon the Termination Date, unless your employment is earlier terminated as set forth in Section 2 hereof, you will be eligible to receive severance rights and benefits in accordance with the terms of the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”) associated with an involuntary termination without “cause” comprised of (i) 12 months of annual base salary, (ii) a pro-rated annual performance bonus for the year ended December 31, 2020, payable in March 2021 at the lesser of target or actual performance, (iii) an amount equal to the after-tax cost of health benefits for a period of 12 months, and (iv) outplacement services.  All such severance rights and benefits are subject to the terms of the Severance Plan and conditioned upon your execution of the Company’s form of separation agreement and general release, which includes a general release of claims against the Company.  You acknowledge and agree that effective as of the Termination Date, you will no longer be eligible for change of control benefits under your individual Change in Control Agreement.  Further, from and after the Termination Date, you acknowledge and agree that you will not be treated as an employee for purposes of any health and welfare benefits, and other benefits afforded to the Company’s employees and executives.

7. Choice of Law and Venue.  This letter agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to conflict of laws and all disputes arising under or relating to this letter agreement shall be brought and resolved solely and exclusively in the State of Delaware.

8.Conflict.  In the event of any conflict between the provisions of this letter agreement and the provisions of the Employment Letter, the provisions of this letter agreement shall govern.

Please sign below and return the fully executed letter agreement to Lucas Vitale, Chief Human Resources Officer.

Sincerely,

/s/ Chris Barry

Chris Barry

Chief Executive Officer

Acknowledged and Agreed

/s/ Rajesh Asarpota  Dec. 31, 2019

Rajesh Asarpota  Date